Exhibit 10.29

Summary of Director and Executive Officer Compensation Arrangements

In addition to the compensation arrangements filed as other exhibits to this annual report, Alliance One International, Inc. (the “Company”) has the following compensation arrangements with its directors and named executive officers.

Compensation Arrangements for Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. Non-employee directors receive an annual cash retainer paid in quarterly installments. As of June 1, 2012, such retainer payments were based on the following schedule:

Type of Service	Annual Retainer
Board Member	$50,000
Lead Independent Director	+ $10,000
Audit Committee Member	+ $12,000
Audit Committee Chair	+ $10,000
Executive Committee Member	+ $ 3,000
Executive Committee Chair	+ $ 5,000
Executive Compensation Committee Member	+ $12,000
Executive Compensation Committee Chair	+ $ 7,500
Governance & Nominating Committee Member	+ $ 7,500
Governance & Nominating Committee Chair	+ $ 5,000

Compensation Arrangements for Named Executive Officers

The board of directors sets the annual base salary for each of the Company's chief executive officer, chief financial officer and its three other most highly compensated executive officers, based on fiscal 2012 total compensation (such five officers, the “named executive officers”). As of June 1, 2012, the annual base salary rates for the named executive officers were as follows:

Named Executive Officer	Base Salary
Mark W. Kehaya (1)	$544,500
Robert A. Sheets	425,000
J. Pieter Sikkel	425,000
J. Henry Denny	350,000
William L. O'Quinn	275,000

(1) Mr. Kehaya was named Chairman and Interim Chief Executive Officer effective December 14, 2010. In connection with Mr. Kehaya's service as Interim Chief Executive Officer, the Company has entered into a consulting agreement with Meriturn Partners, LLC and Mr. Kehaya as a consultant and interim Chief Executive Officer. Mr. Kehaya is a partner with Meriturn. Per the consulting agreement, the Company has agreed to pay Meriturn $45,375 per month for Mr. Kehaya's services.